EXHIBIT 10.1

ADDENDUM NO. 1

TO THE EXCLUSIVE LICENSE AGREEMENT

This Addendum No. 1 (this “Addendum”) is entered into as of July 28, 2026 (the “Addendum Effective Date”), by and between Argent Biopharma Limited (“RGT”) and Splash Beverage Group, Inc. (“SBEV”), and amends that certain Exclusive License Agreement dated July 6, 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Parties desire to expand the Field under the Agreement to include both human and veterinary purposes;

WHEREAS, SBEV intends to enter into a Development and Collaboration Agreement with Lupvindol UK Limited (the “Collaboration Agreement”) for the purpose of advancing the Licensed Product as an Investigational Veterinary Product through the FDA Center for Veterinary Medicine INAD and Conditional Approval pathway;

WHEREAS, in consideration of the expanded Field and the Collaboration Agreement, the Parties desire to establish differentiated royalty rates for the Human Field and the Veterinary Field (as defined below);

WHEREAS, the Parties desire to revise certain delivery and execution deadlines under the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to reflect such changes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.       Amendment to Definition of “Field” (Section 1.9). Section 1.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.9. ‘Field’ means: (a) the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy (the ‘Human Field’); and (b) veterinary purposes, including the treatment, prevention, management, or amelioration of diseases, conditions, or disorders in non-human animals, including as an adjunctive or add-on therapy (the ‘Veterinary Field’).”

2.       Amendment to Running Royalty (Section 4.2). Section 4.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.2. Running Royalty. SBEV shall pay to RGT a royalty (the ‘Royalty’) calculated as follows: (a) fifteen percent (15%) of Net Revenue attributable to the Human Field; and (b) ten percent (10%) of Net Revenue attributable to the Veterinary Field. The Royalty shall be payable for so long as SBEV or any Affiliate or sublicensee sells the Licensed Product in the Territory and the longer of: (i) ten (10) years following the First Commercial Sale in each country; or (ii) the expiration of the last-to-expire Patent claiming the Licensed Product in each country. For sales by sublicensees, the Royalty shall be calculated on the Net Revenue received by SBEV from such sublicensee.”

3.       Amendment to Product Specifications (Schedule A). The reference in Schedule A to delivery of Product Specifications “within 30 days of the Effective Date” is hereby deleted and replaced with “within sixty (60) days after receipt by SBEV of the Data Package.”

4.       Data Package (Section 5.6(a)). For the avoidance of doubt, the deadline for RGT to deliver the Data Package under Section 5.6(a) of the Agreement (sixty (60) days following the Effective Date) remains unchanged.

5.       Amendment to Development Plan (Section 5.2). The first sentence of Section 5.2 of the Agreement is hereby amended by deleting “Within ninety (90) days following the Effective Date” and replacing it with “Within one hundred twenty (120) days after the date of receipt by SBEV of the Data Package”.

6.       Amendment to Safety Data Exchange Agreement (Section 5.7(a)). The reference in Section 5.7(a) of the Agreement to execution of the Safety Data Exchange Agreement “within ninety (90) days after the Effective Date” is hereby deleted and replaced with “within one hundred twenty (120) days after the date of receipt by SBEV of the Data Package”.

7.       Amendment to Supply Agreement and Quality Agreement (Section 5.9). The reference in Section 5.9(a) of the Agreement to execution of the supply agreement and quality agreement “within ninety (90) days following the Effective Date” is hereby deleted and replaced with “within one hundred twenty (120) days after the date of receipt by SBEV of the Data Package”.

8.       Consent to Collaboration and Sublicense. RGT hereby acknowledges that SBEV intends to enter into the Collaboration Agreement with Lupvindol UK Limited (“Lupvindol”) for the purpose of advancing the Licensed Product as an Investigational Veterinary Product through the FDA Center for Veterinary Medicine INAD and Conditional Approval pathway. In furtherance thereof, and pursuant to Section 2.3 of the Agreement, RGT hereby consents to SBEV granting to Lupvindol a non-exclusive, non-transferable, non-sublicensable, royalty-free license during the term of the Collaboration Agreement to use, access, and reference the Intellectual Property solely within the Veterinary Field and the Territory, and solely to the extent necessary for Lupvindol to perform its obligations under the Collaboration Agreement. Such consent shall not relieve SBEV of any of its obligations under the Agreement, and SBEV shall remain primarily responsible for all obligations thereunder. RGT’s consent to the foregoing sublicense shall not be construed as consent to any other sublicense or grant of rights to any other third party.

9.       Full Force and Effect. Except as expressly amended by this Addendum, the Agreement remains in full force and effect and is hereby ratified and confirmed.

10.     Counterparts. This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11.     Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Addendum Effective Date.

ARGENT BIOPHARMA LIMITED

By:	/s/ Roby Zomer

Name: Roby Zomer

Title: Chairman

SPLASH BEVERAGE GROUP, INC.

By:	/s/ Brady Cobb

Name: Brady Cobb

Title: Interim CEO